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EXHIBIT 16.1


May 15, 2002

Securities and Exchange Commission 450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 15, 2002 to be filed by our former client, Northgate Innovations, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.



Very truly yours,




/s/ BDO Seidman, LLP